Exhibit 21.1

Arbutus Biopharma Corporation

List of Subsidiaries

Name	Date on which the entity became Arbutus’ wholly owned sub	Jurisdiction
Protiva Biotherapeutics Inc.	May 30, 2008	British Columbia, Canada
Arbutus Biopharma Inc.	Mar. 4, 2015	Delaware, United States of America